ADVANCED SERIES TRUST

AST Columbia Adaptive Risk Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 30th day of April, 2015 between Prudential Investments LLC (PI or the Manager), a New York limited liability company and Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (Columbia or the Subadviser).

WHEREAS, the Manager has entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI acts as Manager of the Trust; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, desires to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Manager and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Trust's portfolio as delegated to the Subadviser by the Manager, including the purchase, retention and disposition thereof, in accordance with the Trust's investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

(i) The Subadviser shall provide supervision of such portion of the Trust's investments as the Manager shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, the Prospectus of the Trust, and the Trust's valuation procedures as provided to it by the Manager (the Trust Documents) and with the instructions and directions of the Manager and of the Board of Trustees of the Trust, co-operate with the Manager's (or its designees') personnel responsible for monitoring the Trust's compliance and will conform to, and comply with, the requirements of the 1940 Act, the Commodity Exchange Act of 1936, as amended (the CEA), the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. In connection therewith, the Subadviser shall, among other things, prepare and file such reports as are, or may in the future be, required by the Securities and Exchange Commission (the Commission). The Manager shall provide Subadviser timely with copies of any updated Trust Documents.

(iii) The Subadviser shall determine the securities, futures contracts and other instruments to be purchased or sold by such portion of the Trust's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants, including any person or entity affiliated with the Subadviser (collectively, Brokers), to carry out the policy with respect to brokerage as set forth in the Trust's Prospectus or as the Board of Trustees may direct in writing from time to time. In providing the Trust with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by Brokers who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. The Manager (or Subadviser) to the Trust each shall have discretion to effect investment transactions for the Trust through Brokers (including, to the extent legally permissible, Brokers affiliated with the Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Trust to pay any such Brokers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another Broker would have charged for effecting that transaction, if the brokerage or research services provided by such Broker, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. On occasions when the Subadviser deems the purchase or sale of a security, futures contract or other instrument to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, futures contracts or other instruments to be sold or purchased. In such event, allocation of the securities, futures contracts or other instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

(iv) The Subadviser shall maintain all books and records with respect to the Trust's portfolio transactions effected by it as required by Rule 31a-l under the 1940 Act, and shall render to the Trust's Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust's securities.

(v) The Subadviser or an affiliate shall provide the Trust's Custodian on each business day with information relating to all transactions concerning the portion of the Trust's assets it manages, and shall provide the Manager with such information upon request of the Manager.

(vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Manager understand and agree that if the Manager manages the Trust in a "manager-of-managers" style, the Manager will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Trust's Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(vii) The Subadviser acknowledges that the Manager and the Trust intend to rely on Rule 17a-l0, Rule l0f-3, Rule 12d3-1 and Rule 17e-l under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust's portfolio or any other transactions of Trust assets.

(viii)(a) The Subadviser is authorized on behalf of the Trust, consistent with the investment discretion delegated to Subadviser herein, and is hereby appointed as the Trust’s agent and attorney in fact with authority to: (i) enter into agreements and execute any documents on behalf of the Trust (e.g. any futures or derivatives documentation such as exchange traded and over-the-counter transaction documentation, as applicable) required with respect to any investments made for the Trust (such documentation includes but is not limited to any market and/or industry standard documentation and the standard representations contained therein); (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures; and (iii) open, continue and terminate brokerage accounts and other brokerage arrangements with respect to the portfolio transactions entered into by Subadviser on behalf of the Trust. The Subadviser further shall have the authority to instruct the custodian to: (i) pay cash for securities and other property delivered for the Trust; (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Trust; and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent permitted by the 1940 Act and the rules and regulations thereunder and necessary to meet the obligations of the Trust with respect to any investments made in accordance with the Prospectus. Subadviser shall not have the authority to cause the Manager to deliver securities or other property, or pay cash to Subadviser other than payment of the management fee provided for in this Agreement.

(b) The Subadviser shall keep the Trust's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-I under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will tender promptly to the Trust any of such records upon the Trust's request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(c) The Subadviser is a commodity trading advisor duly registered with the Commodity Futures Trading Commission (the CFTC) and is a member in good standing of the National Futures Association (the NFA). The Subadviser shall maintain such registration and membership in good standing during the term of this Agreement. Further, the Subadviser agrees to notify the Manager promptly upon (i) a statutory disqualification of the Subadviser under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Subadviser’s commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which the Subadviser is subject or has been advised it is a target.

(d) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the CEA, the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations, and applicable rules of any self-regulatory organization.

(e) The Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

(f) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Trust's portfolio, subject to such reasonable reporting and other requirements as shall be established by the Manager. The Subadviser shall not be responsible for filing claims in class action settlements related to securities currently or previously held by that portion of the Trust assets allocated to it by the Manager, provided that the Subadviser provide the Manager with any notifications of information the Subadviser receives pertaining to possible claims in class actions.

(g) The Subadviser acknowledges that it is responsible for evaluating whether market quotations are readily available for the Trust's portfolio investments and whether those market quotations are reliable for purposes of valuing the Trust's portfolio investments and determining the Trust's net asset value per share and promptly notifying the Manager upon the occurrence of any significant event with respect to any of the Trust's portfolio investments in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff. Upon reasonable request from the Manager, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Manager in valuing investments of the Trust as may be required from time to time, including making available information of which the Subadviser has knowledge related to the investments being valued.

2. The Manager shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement. The Manager shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser).

3. For the services provided pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Trust's average daily net assets of the portion of the Trust managed by the Subadviser as described in the attached Schedule A. Liability for payment of compensation by the Manager to the Subadviser under this Agreement is contingent upon the Manager' receipt of payment from the Trust for management services described under the Management Agreement between the Fund and the Manager. Expense caps or fee waivers for the Trust that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager.

4. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Trust may have against the Subadviser under federal or state securities laws. The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including reasonable attorneys' fees, which may be sustained as a result of the Manager' willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Manager, their affiliated persons, their officers, directors and employees, for any liability and expenses, including reasonable attorneys' fees, which may be sustained as a result of the Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

To the extent that the Manager delegates to the Subadviser management of all or a portion of a portfolio of the Trust previously managed by a different subadviser or the Manager, the Subadviser agrees that its duties and obligations under this Agreement with respect to that delegated portfolio or portion thereof shall commence as of the date the Manager begins the transition process to allocate management responsibility to the Subadviser; provided, however that if the Manager engages a transition manager or other third party to facilitate the transfer of securities to the Subadviser, the Subadviser’s sole obligation during this period will be to provide the transition manager with a list of securities for purchase or sale, as the case may be, that complies with the terms of this Agreement and to monitor such list for continued compliance, including providing certifications required by the Manager (Compliance, Fund Administration and/or Legal).

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary (for PI); (2) to the Trust at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at Columbia Management Investment Advisers LLC, 225 Franklin Street, BX28-09518, Boston, MA 02110.

6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, and reports to shareholders which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects to the inclusion or use of its name in writing five business days (or such other time as may be mutually agreed) after receipt thereof. During the term of this Agreement, the Manager also agrees to furnish the Subadviser, upon request, representative samples of marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public, which make reference to the Subadviser. The Manager further agrees to prospectively make reasonable changes to such materials upon the Subadviser's written request, and to implement those changes in the next regularly scheduled production of those materials. All such prospectuses, proxy statements, replies to shareholders, marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public which make reference to the Subadviser may be furnished to the Subadviser hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery.

8. Each of the parties hereto agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information (“Confidential Information”), but no less than reasonable care, to protect the Confidential Information of the other party. As used herein, Confidential Information, includes, but is not limited, to “Trust Portfolio Information,” which refers to confidential and proprietary information with regard to (i) the portfolio holdings and characteristics of the portion of the Trust allocated to Subadviser that Subadviser manages under the terms of this Agreement, and (ii) any copies of any agreements between the Manager and its various counterparties and all the terms and provisions contained therein, which the Manager (which term shall include the Manager’s directors, officers, employees, agents, advisors, proposed financing sources, attorneys and accountants) may furnish, disclose or reveal to Subadviser (which term shall include Subadviser’s directors, officers, employees, agents, advisors, proposed financing sources, attorneys and accountants). Each party hereby agrees to restrict access to the other party’s Confidential Information to its employees who will use it only for the purpose of providing services under this Agreement. The foregoing shall not prevent a party from disclosing Confidential Information (1) that is publicly known or becomes publicly known through no unauthorized act; (2) that is rightfully received from a third party without obligation of confidentiality; (3)(a) that, in the case of the Manager’s Confidential Information, is approved in writing by the Manager for disclosure, (3)(b) that, in the case of Subadviser’s Confidential Information, is approved in writing by Subadviser for disclosure; (4) that is disclosed in the course of a regulatory examination or that is required to be disclosed pursuant to a requirement of a governmental or regulatory agency or law, so long as the non-disclosing party provides (to the extent permitted under applicable law) the disclosing party (i.e., the party whose Confidential Information would be disclosed) with prompt written notice of such requirement prior to any such disclosure; however, Subadviser is not required to provide such notice if information is provided on an aggregate basis without specific attribution to the Trust; (5) to affiliates that have a reason to know such information; (6) to the custodian of the Trust; (7) to brokers and dealers that are counterparties for trades for the Trust; (8) to futures commission merchants executing or clearing transactions in connection with the Fund, if applicable; and (9) to third party service providers to Subadviser subject to confidentiality agreements or duties. Notwithstanding the foregoing, to the extent Trust Portfolio Information is similar to investments for other clients of Subadviser, the Subadviser may disclose such investments without direct reference to the Trust.

9. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

10. This Agreement shall be governed by the laws of the State of New York.

11. Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

12.                (a) The Subadviser represents and warrants as follows: (i) it is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) it is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) it has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) it has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Trust to the other party; (v) it has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) it has the authority to enter into and perform the services contemplated by this Agreement; (vii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms; and (viii) it will promptly notify the other party (1) of the occurrence of any event that would disqualify it from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act, (2) in the event the Securities and Exchange Commission (the "SEC") or other governmental authority has: censured it; placed limitations upon the activities, functions or operations of it; or has commenced proceedings or an investigation that may result in any of these actions, (3) upon having a reasonable basis for believing that the Trust has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

(b)                 The Manager represents and warrants as follows: (i) the Trust is and will continue to be the owner of all assets for which Manager delegates investment discretion to Subadviser from time to time, and there are and will continue to be no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such assets; (ii) it is establishing and will be maintaining the Trust’s account with Subadviser solely for the purpose of investing the relevant assets and not with a view to obtaining information regarding portfolio holdings or investment decisions in order to effect securities transactions based upon such information or to provide such information to another party, and that the Manager and its employees, officers and directors shall not use account holdings information for any of the foregoing purposes; and (iii) the Board has approved the appointment of Subadviser pursuant to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By: s/ Bradley Tobin

Name: Bradley Tobin

Title: Vice President Investment Management

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By: /s/ Erik Saarinen

Name: Erik Saarinen

Title: Head of Global Institutional Relationship Management

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by Columbia Management Investment Advisers, LLC (Columbia or the Subadviser), Prudential Investments LLC (PI or the Manager) will pay Columbia an advisory fee on the net assets managed by Columbia that is equal, on an annualized basis, to the following:

Portfolio Name	Subadvisory Fee Rate
AST Columbia Adaptive Risk Portfolio

0.45% of average daily net assets to $500 million;

0.40% on next $500 million of average daily net assets;

0.375% on next $1 billion of average daily net assets;

0.35% on next $1 billion of average daily net assets; and

0.30% over $3 billion of average daily net assets

If applicable, Columbia has agreed to a fee waiver arrangement that applies to the AST Columbia Adaptive Risk Portfolio (Portfolio). Under this arrangement, Columbia will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund subadvisory fee paid to Columbia for any portfolio affiliated with the Manager. In addition, Columbia will waive its subadvisory fee for the Portfolio in an amount equal to the management or subadvisory fee it receives for acquired funds that are not affiliated with the Manager. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Dated as of: April 30, 2015